Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NORTHERN NEW ENGLAND ENERGY CORPORATION,

NORTHSTARS MERGER SUBSIDIARY CORPORATION

AND

GREEN MOUNTAIN POWER CORPORATION

Dated as of June 21, 2006

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of June 21, 2006 (this “Agreement”), by and among NORTHERN NEW ENGLAND ENERGY CORPORATION, a corporation organized under the Laws of Vermont (“Parent”), NORTHSTARS MERGER SUBSIDIARY CORPORATION, a corporation organized under the Laws of Vermont and a wholly-owned subsidiary of Parent (“Sub”), and GREEN MOUNTAIN POWER CORPORATION, a corporation organized under the Laws of Vermont (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have adopted this Agreement, which contemplates the merger of Sub with and into the Company, as set forth below (the “Merger”), in accordance with the Vermont Business Corporation Act, 11A V.S.A. § 1.01 et seq. (the “VBCA”) and 30 V.S.A. § 107, and upon the terms and subject to the conditions set forth in this Agreement, and respectively declared the Agreement and the Merger to be in the best interests of Parent, Sub and the Company;

WHEREAS, upon the consummation of the Merger, each share of common stock, $3.33 1/3 par value per share, of the Company (together with each associated Company Right, each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Sub or any direct or indirect wholly-owned subsidiary of Parent, Shares owned by the Company and Dissenting Shares) will be converted into the right to receive $35.00 per Share in cash (without interest) (the “Merger Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved, and has recommended and as set forth herein will recommend that the Company’s shareholders approve, this Agreement and the Merger;

WHEREAS, in connection with the contemplated transaction hereby, Sub has entered into letter agreements with each of Christopher L. Dutton, Mary G. Powell, Robert E. Rogan, Robert J. Griffin, Dawn D. Bugbee, Walter S. Oakes and Donald J. Rendall, Jr., with respect to their employment with the Company following the Closing; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquisition Proposal” shall mean any offer or proposal from any Person (i) to acquire, in a single transaction or series of transactions by one or more Persons, by merger, share exchange, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (x) at least 20% of any class of equity securities of the Company or one or more of its Subsidiaries which in the aggregate constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (y) assets of the Company and/or one or more of its Subsidiaries which in the aggregate account for 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (ii) contemplating a merger, share exchange, tender offer, stock acquisition, consolidation, business combination or other transaction involving the Company following which the shareholders of the Company immediately prior to such transaction cease to constitute (without regard to any overlapping ownership) at least 80% of the shareholders of the successor issuer (which may be the Company) other than, in each case, the transactions contemplated by this Agreement.

“Additional Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and a Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Articles of Merger” shall have the meaning set forth in Section 1.2(a).

“Board” shall have the meaning set forth in the third recital hereto.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Montpelier, Vermont or New York, New York.

“Cash Payment” shall have the meaning set forth in Section 2.10(a).

“Certificates” shall have the meaning set forth in Section 2.6(a).

“Chosen Courts” shall have the meaning set forth in Section 8.10.

“Closing” shall have the meaning set forth in Section 2.12.

“Closing Date” shall have the meaning set forth in Section 2.12.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Filings” shall have the meaning set forth in Section 3.5(a).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Board Recommendation” shall have the meaning set forth in Section 5.4(a).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company Material Adverse Effect” shall mean any change or effect having a material adverse effect on the results of operations, business, assets, liabilities, regulatory position or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and treating the Company, for this purpose, as if the rates and other requests included, as of the date hereof, in its Rate Case had been granted at least at the level reasonably expected by Parent as likely on the date hereof (the “Expected Outcome”); provided, however, that any change (A) in the market price or trading volume of the Shares, (B) in generally accepted accounting principles or the interpretation thereof after the date of this Agreement or (C) in general economic or capital markets conditions shall not itself be deemed to constitute a “Company Material

Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred.

“Company Property” shall have the meaning set forth in Section 3.16(b).

“Company Requisite Vote” shall mean the approval of this Agreement by a majority of the votes entitled to be cast by the holders of Shares.

“Company Right” shall mean the share purchase rights under the Rights Agreement, dated as of June 17, 1998 (the “Company Rights Agreement”), between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) as Rights Agent.

“Company Rights Agreement” shall have the meaning set forth in the definition of Company Right.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2.

“Consent” shall have the meaning set forth in Section 5.7(c).

“Contract” shall have the meaning set forth in Section 3.2.

“Covered Proposal” shall have the meaning set forth in Section 8.1(b).

“Dissenting Shares” shall have the meaning set forth in Section 2.9.

“DSU” shall have the meaning set forth in Section 5.3(b)(iii).

“Effective Time” shall have the meaning set forth in Section 2.1(a).

“Employee Benefit Plans” shall have the meaning set forth in Section 3.9(a).

“Employees” shall have the meaning set forth in Section 3.9(a).

“Encumbrance” shall have the meaning set forth in Section 3.20(d).

“Environmental Law” shall have the meaning set forth in Section 3.16(b).

“ERISA” shall have the meaning set forth in Section 3.9(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(c).

“ERISA Plan” shall have the meaning set forth in Section 3.9(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Outcome” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“FERC” shall have the meaning set forth in Section 3.4.

“Final Order” shall mean an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) may result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency, political subdivision or commission or other governmental or regulatory agency or authority, securities exchange, self-regulatory organization, including those related to state and local governments.

“Hazardous Substance” shall have the meaning set forth in Section 3.16(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IBM” shall have the meaning set forth in Section 3.15(c).

“Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Initial Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Intellectual Property” shall mean all (i) trademarks, service marks, certification marks, collective marks, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, renewals, extensions and reissues, (iii) confidential information (to the extent belonging to the Company or authorized for use by the Company), trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, customer lists and supplier lists (collectively, “Trade Secrets”), (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation compilations), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

“IRS” shall have the meaning set forth in Section 3.9(a).

“IT Assets” shall mean the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.

“Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries own directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second Person.

“Law” shall mean any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.20(b).

“Lien” shall mean any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Merger” shall have the meaning set forth in the first recital hereto.

“Merger Price” shall have the meaning set forth in the second recital hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3.9(a).

“Note” shall have the meaning set forth in Section 5.16.

“Options” shall have the meaning set forth in Section 2.10(a).

“Order” shall have the meaning set forth in Section 6.1(b).

“Other Filings” shall have the meaning set forth in Section 3.13.

“Owned Real Property” shall have the meaning set forth in Section 3.20(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Disclosure Letter” shall have the meaning set forth in Section 1.4.

“Parent Material Adverse Effect” shall mean any change or effect having a material adverse effect on the ability of Parent and/or Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Paying Agent” shall have the meaning set forth in Section 2.6(a).

“Payment Fund” shall have the meaning set forth in Section 2.7.

“PBGC” shall have the meaning set forth in Section 3.9(c).

“Pension Plan” shall have the meaning set forth in Section 3.9(b).

“Permits” shall have the meaning set forth in Section 3.7(b).

“Permitted Investments” shall have the meaning set forth in Section 2.7.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Power Transactions” shall mean transactions relating to the purchase, sale, swap, hedge, trade, option, replacement, scheduling, offset, claim, settlement or other agreement for the acquisition or disposition of electric capacity or energy or other products or services related thereto, including, without limitation, the transporting, delivery or transmission thereof and any collateral, credit support, margin agreements or similar arrangements.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Rate Case” shall mean the petition filed by the Company with the VPSB on April 14, 2006 entitled Tariff filing of North Stars Corporation requesting an 11.95% increase in its rates, effective May 29, 2006, VPSB Docket No. 7175.

“Regulated Subsidiary” shall mean a subsidiary of the Company which is subject to the regulatory authority of the Vermont Public Service Board or any successor regulatory commission or agency to either and any other subsidiary that is subject to federal or state regulation as a public utility company.

“Regulatory Approvals Committee” shall have the meaning set forth in Section 5.7(a).

“Required Consents” shall mean, collectively, the Consent of or to, or waiver by, each of the Governmental Entities (other than any Governmental Entities that are Antitrust Authorities) specifically set forth in Section 3.4 of this Agreement, Section 3.4 of the Company Disclosure Letter and Section 4.3 of this Agreement and any other Consent or waiver from a Governmental Entity required in connection with the transactions contemplated by this Agreement, if the failure to make or obtain such Consent or waiver could reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the second recital hereto.

“Significant Subsidiary” shall mean any Regulated Subsidiary and any “significant subsidiary” of the Company, as such term is defined in Rule 405 under the Securities Act.

“Special Meeting” shall have the meaning set forth in Section 5.4(c).

“Stock Plans” shall have the meaning set forth in Section 2.10(a).

“Sub” shall have the meaning set forth in the preamble hereto.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries or any other Person of which such Person is the general partner.

“Superior Proposal” shall mean an Acquisition Proposal (substituting for the purposes of this definition of Superior Proposal 80% for each instance of 20% and 20% for each instance of 80% in the definition of Acquisition Proposal) on terms which the Board, after consultation with its independent financial advisors, determines in good faith to be more favorable to the shareholders of the Company (in their capacity as such) from a financial point of view than the transactions contemplated hereby (taking into account all legal and financial aspects of such Acquisition Proposal and the factors set forth in Section 7.07 of the Company’s Amended and Restated Articles of Incorporation) and as a result of which the Board determines, after consultation with its outside legal counsel, that its fiduciary duties require it to recommend that the shareholders of the Company approve or accept such Acquisition Proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(b).

“Tax Returns” shall mean all reports and returns including elections, declarations, disclosures, schedules, estimates and information returns required to be filed on or before the Closing Date with respect to the Taxes of the Company and its Subsidiaries including, without limitation, consolidated federal income tax returns of the Company and its Subsidiaries.

“Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company and its Subsidiaries, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.1(b).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Uncertificated Shares” shall have the meaning set forth in Section 2.6(d).

“VBCA” shall have the meaning set forth in the first recital hereto.

“VELCO” shall mean Vermont Electric Power Company, Inc.

“VPSB” shall have the meaning set forth in Section 3.4.

Section 1.2. Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

Section 1.3. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement and shall be deemed a part of this Agreement.

Section 1.4. Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent and/or Sub” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the disclosure letter delivered by the Parent and Sub to the Company upon entering into this Agreement (the “Parent Disclosure Letter”).

ARTICLE II

THE MERGER

Section 2.1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, immediately following the Closing, articles of merger (the “Articles of Merger”) complying with Section 11.05 of the VBCA shall be delivered to the Secretary of State of the State of Vermont for filing. The Merger shall become effective upon acceptance by the Secretary of State of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the VBCA, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Vermont (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 11.06 of the VBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

Section 2.2. Articles of Incorporation of the Surviving Corporation. Effective as of the Effective Time, Parent shall cause the Articles of Incorporation of the Surviving Corporation to be amended in their entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

Section 2.3. Bylaws of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time.

Section 2.4. Directors and Officers of the Surviving Corporation. The parties shall take all actions necessary so that at the Effective Time, (i) the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified and (ii) the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, be the officers of, and hold the same positions with, the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. The Surviving Corporation shall cause five members of the Board designated by the Company who are members of the Board as of the Closing and the chief executive officer of the Surviving Corporation to be elected to the Board of Directors of the Surviving Corporation as of the Effective Time.

Section 2.5. Conversion of Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of capital stock of the Company:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held by Parent or Sub, or any direct or indirect wholly-owned Subsidiary of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto, and Dissenting Shares, which shall be subject to the provisions of Section 2.9 hereof) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the Merger Price; and

(b) Each share of common stock, par value $0.01 per share, of Sub, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $3.33 1/3 per share, of the Surviving Corporation.

Section 2.6. Paying Agent; Surrender of Certificates. (a) Prior to the Effective Time, Parent shall (after consultation with the Company) designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate which, prior to the Effective Time, represented Shares or any portion of a Share (the “Certificates”) (other than those which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held by Parent or Sub or any direct or indirect wholly-owned Subsidiary of Parent) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate or Certificates in exchange for the aggregate Merger Price deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the product of the Merger Price and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Price deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

(b) If the aggregate Merger Price (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Price that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price deliverable in respect thereof as determined in accordance with this Article II.

(d) Uncertificated Shares. Parent shall cause the Paying Agent to pay promptly following the Effective Time, to each holder of Shares registered in the stock transfer books of the Company, but for which no certificates have been issued (“Uncertificated Shares”) an amount in cash equal to the Merger Price multiplied by the number of Uncertificated Shares held by such holder.

Section 2.7. Payment. Prior to the Effective Time, Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (a) the number of Shares reasonably expected to be outstanding immediately prior to the Effective Time (other than Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent, Sub or any direct or indirect Subsidiary of Parent, or Dissenting Shares) and (b) the Merger Price (such amount, together with any funds thereafter added being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Sub (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”) or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Sub as and when requested by Sub. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the aggregate Merger Price deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates for any Merger Price with respect to such Certificates delivered to a public official pursuant to applicable abandoned property, escheat and similar Laws.

Section 2.8. No Further Rights of Transfers. At and after the Effective Time, each holder of Shares shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.5(a)), the right to surrender his or her Certificate in exchange for payment in accordance with this Article II, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. As of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

Section 2.9. Dissenting Shares. Each Share the holder of which has perfected its right to dissent under Section 13.01 et seq. of the VBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive any payment under this Article II, and the holder thereof shall be entitled only to such rights as are granted by the VBCA; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the VBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive payment pursuant to this Article II. The Company shall give Parent (i) prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable Law and (ii) the opportunity to direct all negotiations and proceedings with respect to the demand for payment of fair value for such Shares under the VBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall not, prior to the Effective Time, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value, offer to settle or settle any such demands without the written consent of Parent.

Section 2.10. Stock Options and Deferred Stock Units. (a) Immediately prior to the Effective Time, each outstanding stock option and other right to purchase Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), whether or not then vested or exercisable shall no longer be exercisable for the purchase of Shares, but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the “Cash Payment”), at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding vested Option promptly following the Effective Time, and such Option shall at such time be cancelled. The Company shall terminate, as of the Effective Time, the Stock Plans and amend, as of the Effective Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company.

(b) Deferred Stock Units. Each DSU granted under a Stock Plan and outstanding immediately prior to the Effective Time, whether or not then vested, shall be cancelled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash in lieu of such cancelled DSU equal to product of (i) the number of Shares subject to such deferred stock units and (ii) the Merger Price.

Section 2.11. Section 16 Matters. Prior to the Effective Time, the Company may take all such reasonable steps as may be permitted through resolutions of the Board to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is at the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.12. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Downs Rachlin Martin PLLC, Courthouse Plaza, 199 Main Street, Burlington, Vermont 05402, as soon as practicable, but in any event within five Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

Section 2.13. Withholding Rights. The Company, the Surviving Corporation, Parent, Sub and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

Section 2.14. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Price shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, except as set forth in the correspondingly numbered section of the disclosure letter delivered by the Company to Parent and Sub immediately prior to entering into this Agreement (the “Company Disclosure Letter”) as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Due Organization, Good Standing and Corporate Power. Each of the Company and its Significant Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the Laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has provided to Parent prior to the date of this Agreement complete and correct copies of the Company’s Articles of Association and the Company’s Bylaws and the comparable governing documents of each of its Subsidiaries and Joint Ventures.

Section 3.2. Authorization; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the approval of this Agreement by the Company Requisite Vote) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, the Board has adopted this Agreement, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the VBCA, the approval of this Agreement by the Company Requisite Vote and the filing of Articles of Merger with the

Secretary of State of the State of Vermont). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the Articles of Association or Bylaws of the Company or with any of the provisions of the Articles of Incorporation or Bylaws or other equivalent governing documents, as applicable, of any of its Subsidiaries, (b) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease license, contract, note, mortgage, indenture, arrangement or other obligation whether oral or written (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject, or any change in the rights or obligations of any party under any such Contract or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4 hereof, contravene any domestic or foreign Law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, applicable to the Company or its Subsidiaries except, in the case of clauses (b) and (c) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.3. Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 Shares, $3.33 1/3 par value per Share and (ii) 442,430 shares of preferred stock, $100 par value per share, (iii) 50,000 shares of preference stock, $100 par value per share (the shares of preferred and preference stock referred to in clauses (ii) and (iii) being the “Preferred Stock”). At the close of business on June 20, 2006, (i) (A) 5,267,783 Shares were issued and outstanding, (B) 138,300 Shares were subject to issuance upon exercise of outstanding Options granted under the Stock Plans, and no Options have been issued since December 31, 2003, (C) as of any particular date, the number of additional Shares issuable pursuant to Section 11(a)(ii) of the Company Rights Agreement, as applied at of such date, might be subject to issuance upon exercise of Company Rights in accordance therewith and (D) 66,968 Shares were subject to issuance pursuant to DSUs, and no DSUs have been issued since May 23, 2006; and (ii) no shares of Preferred Stock were outstanding. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 3.3, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on June 20, 2006 through the date hereof, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clauses (i) (B) and (D) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans. Except as described in this Section 3.3, there are no outstanding rights, options, warrants, appreciation rights, conversion rights, stock redemption rights, repurchase rights, subscription or other rights of any kind (including any preemptive rights), agreements or commitments that (x) obligate the Company or any of its Subsidiaries to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any of its Subsidiaries, (y) restrict the direct or indirect transfer of any shares of capital stock of the Company or any of its Subsidiaries or (z) to the Knowledge of the Company, relate to the voting of any shares of capital stock of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to all of the Company’s Subsidiaries and Joint Ventures, the name of each such entity and jurisdiction of organization of each such entity. All of the shares of capital stock of the Company’s Subsidiaries are owned by the Company or its Subsidiaries, and all of the shares of capital stock of the Company’s Subsidiaries and the shares of capital stock or other equity interests of the Company’s Joint Ventures that are owned by the Company or its Subsidiaries, are owned by the Company or such Subsidiaries free and clear of all Liens. The Company has no unfunded capital commitments to any Subsidiary or Joint Venture.

Section 3.4. Consents and Approvals. No Consent of or to, or waiver by, any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) expiration or termination of the waiting period under the HSR Act, (b) the Consent of each of the Vermont Public Service Board (the “VPSB”) and the Federal Energy Regulatory Commission (“FERC”), (c) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover Laws, (d) the Company Requisite Vote and the filing of the Articles of Merger, (e) if applicable, the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 and (f) any other Consents which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5. Company Reports and Financial Statements. (a) Since December 31, 2003, the Company has filed on a timely basis all forms, reports, schedules, statements, certifications and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to Law and the Commission rules and regulations under the United States federal securities Laws (such forms, reports, schedules, statements, certifications and other documents, in each case, as amended, being hereinafter referred to as the “Commission Filings”), and, as of their respective dates, the Commission Filings complied or, if not yet filed or furnished, will, at the time filed or furnished, comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Commission Filings did not, and any Commission Filings filed or furnished subsequent to the date hereof will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c) The Company has designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of the most recent evaluation included in the Company’s most recent Quarterly Report on Form 10-Q filed before the date hereof, such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents. The Company has designed internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). As of the date of the most recent evaluation included in the Company’s most recent Annual Report on Form 10-K filed before the date hereof, such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting by its chief executive officer and its chief financial officer (or, as the case may be, acting chief financial officer) prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2004, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Employees regarding questionable accounting or auditing matters, have been received by the Company.

(d) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Commission Filings (including the related notes and schedules) has been prepared in accordance with GAAP (except (i) in the case of Commission Filings made prior to the date of this Agreement, as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and fairly presents or, in the case of Commission Filings filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, comprehensive income, cash flows and changes in shareholders equity included in or incorporated by reference into the Commission Filings fairly presents, or in the case of Commission Filings filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustment that will not be material in amount or effect).

(e) Except as reflected, reserved against or otherwise disclosed in the balance sheets, the notes to the financial statements or management’s discussion and analysis of financial condition and results of operations of the Company included in the Commission Filings most recently filed and publicly available prior to the date of this Agreement and other than liabilities incurred in the ordinary course of business since December 31, 2005 , neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or liabilities contemplated by this Agreement to be incurred pursuant to this Agreement or the Merger.

Section 3.6. Absence of Certain Changes. From December 31, 2005 until the date of this Agreement, the businesses of the Company and each of its Subsidiaries have been conducted in the ordinary course, and the Company and its Subsidiaries have not:

(i) suffered any change in the financial condition, properties, assets, liabilities, business, prospects or results of operation or any circumstance, occurrence or development which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect;

(ii) created or incurred any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(iii) acquired, made any investment in, or made any loans or capital contributions to, or acquired, other than in the ordinary course of business, any assets from any Person;

(iv) transferred, sold, leased, licensed, mortgaged, pledged, surrendered, encumbered, divested, canceled, abandoned or allowed to lapse or expire or otherwise disposed of or granted rights to any of its properties or assets, except in the ordinary course of business;

(v) (A) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than borrowings under existing credit facilities or (B) made any loans or advances to any other person or entity;

(vi) settled (A) any material litigation or other proceedings before a Governmental Entity, or (B) any obligation or liability of the Company, for an amount in excess of $1 million in the case of this clause (B);

(vii) made any material tax election not required by Law or settled or compromised any material tax liability other than in the ordinary course of business;

(viii) other than in the ordinary course of business, (A) waived any rights of substantial value or (B) canceled or forgiven any indebtedness for borrowed money owed to the Company or any of its Subsidiaries;

(ix) suffered any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(x) made any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(xi) declared any dividend or distribution on any of its capital stock other than (A) the quarterly dividend of $0.28 per Share paid on March 31, 2006 and (B) the quarterly dividend of $0.28 per Share declared on April 3, 2006; and

(xii) made any agreement to do any of the foregoing.

Section 3.7. Compliance with Laws. (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any Law, rule, regulation or order of any Governmental Entity, applicable to the Company or its

Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or effected, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, franchises, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as conducted as of the date hereof, except to the extent that any such failure to hold Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all Permits, and with all other permits, approvals, licenses, authorizations, certificates, rights, exemptions, and orders that they hold, except to the extent that any such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, the existence of which has been disclosed to the Company, is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company and its Subsidiaries have not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

Section 3.8. Litigation. There is no civil, criminal or administrative action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.9. Employee Benefit Plans. (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the

Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Employee Benefit Plans”) are listed on Section 3.9 of the Company Disclosure Letter; provided, however, that any such benefit or compensation plan, contract, policy or arrangement covering former employees or former directors of the Company and its Subsidiaries shall only be deemed to be an Employee Benefit Plan and shall only be listed on Section 3.9 of the Company Disclosure Letter to the extent such plan, contract, policy or arrangement is material. Each Employee Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service (“IRS”), including any master or prototype plan, has been separately identified on Section 3.9 of the Company Disclosure Letter.

(b) All Employee Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Employee Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company does not have Knowledge of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary of it to a tax or penalty imposed by either Section 4975 or Section 4980 of the Code or Section 502(i) or Section 4071 of ERISA in an amount which would be material.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(d) All contributions required to be made under each Employee Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Employee Benefit Plan have been properly accrued and reflected in the Company’s financial statements referred to in Section 3.5 Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(f) As of the date of this Agreement, there is no pending or threatened litigation relating to the Employee Benefit Plans (other than Multiemployer Plans). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any retiree health and life benefits plans at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting (except as required by the Code or ERISA) or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Employee Benefit Plans or (z) result in payments under any of the Employee Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(h) The actions contemplated in Section 2.10(a) of this Agreement are permissible pursuant to the terms and conditions of the Options, Stock Plans, Deferred Compensation Plan for Officers and Directors and Employee Benefit Plans, without the necessity for consents or waivers from any Option holders or plan participants.

Section 3.10. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since December 31, 2001, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 3.11. Taxes.

(a) All material Tax Returns that are required to be filed (taking into account extensions of the time for filing) on or before the Closing by or with respect to the Company and its Subsidiaries, have been or will be timely filed on or before the Closing, and all such Tax Returns are or, at the time filed, will be, true, correct and complete in all material respects.

(b) All material Taxes whether or not shown to be due on a Tax Return have been or, if not yet due, but due before Closing, will have been timely paid in full on or before the Closing. Other than Taxes incurred in the ordinary course of business, the Company and its Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Company’s and the Subsidiary’s (respectively) latest Tax Returns.

(c) All Tax deficiencies asserted or assessments made by a Taxing authority have been paid in full or are adequately provided for in the Company’s most recent consolidated balance sheet in the Commission Filings.

(d) No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending.

(e) No currently effective waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company and its Subsidiaries.

(f) The Company and its Subsidiaries will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing.

(g) The Company and its Subsidiaries have never been members of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which the Company and its Subsidiaries (including any former Subsidiaries) were all the members.

(h) No currently effective closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

(i) None of the Company, its Subsidiaries, and any predecessor to the Company and its Subsidiaries, has made with respect to the Company or its Subsidiaries, or any predecessor of the Company or its Subsidiaries, any currently effective consent under former Section 341(f) of the Code.

(j) The Company and its Subsidiaries have not participated in any “reportable transactions” within the meaning of (but not reported in compliance with) Treasury Regulations Section 1.6011-4, and the Company and its

Subsidiaries have not been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(k) The Company and its Subsidiaries have withheld all material amounts of Taxes (and timely paid to the appropriate Governmental Entity) from the employees, customers and any other applicable payees related to the Company and its Subsidiaries for all periods in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).

Section 3.12. Intellectual Property. (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use, free and clear of all Liens, all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries substantially as presently conducted except where the failure to so own or have such right, or the presence of such Liens, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2003, the Company has not received written notice and, to the Knowledge of the Company, no claim has been threatened by any person, challenging the use or ownership by the Company or its Subsidiaries of any Intellectual Property, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, and operate in a manner sufficient for the continued conduct of the Company’s and its Subsidiaries’ business in substantially the same manner as presently conducted. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization of the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.13. Information. None of the information included or incorporated by reference in (i) the Proxy Statement or (ii) any document filed or to be filed with or furnished to the Commission by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with or furnished to the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Parent or Sub specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with or furnished to the Commission, comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub specifically for inclusion in the Other Filings.

Section 3.14. Broker’s or Finder’s Fee. Except for the fees of Banc of America Securities LLC, no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto. The Company has previously provided to Parent all Contracts between the Company and any of its Subsidiaries and Banc of America Securities LLC requiring the payment of a broker’s fee, finder’s fee or commission in connection with this Agreement.

Section 3.15. Certain Contracts and Arrangements. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract of the following nature (collectively, together with Contracts that are required to be described in or filed as an exhibit to a Commission Filing, the “Material Contracts”):

(i) any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $1 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $10 million;

(ii) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any Contract with respect to a Joint Venture;

(iii) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property, in each case, of more than $500,000 in the aggregate;

(iv) any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or its affiliates (or, after the Effective Time, Parent or its affiliates) may engage or the manner or locations in which any of them may so engage in any business,

(B) could require the disposition of any material assets of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(v) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its affiliates;

(vi) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the ordinary course of business;

(vii) any Power Transaction involving or reasonably likely to involve annual payments in excess of $1 million; or

(viii) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(b) Each Material Contract is a valid and binding agreement of the Company and/or its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract; and

(c) To the Knowledge of the Company, there is no plan by International Business Machines Corporation (“IBM”) to reduce production at, or shut down, its Essex Junction, Vermont facility, or of any attempt by IBM to amend the terms of its economic development agreement with the Company.

Section 3.16. Environmental Laws and Regulations. (a) Except as would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have at all times been in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Permits required of them under such Environmental Laws, (ii) no Company Property (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance, (iii) no property formerly owned or operated by the Company or any of its Subsidiaries or predecessors was contaminated with any Hazardous Substance during or prior to such period of ownership or operation, (iv) neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property, (v) neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance, (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations under any Environmental Law, (vii) there are no claims pending, or threatened against the Company or its Subsidiaries or any Company Property under any Environmental Law and (viii) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or its Subsidiaries or to any Company Property, that would reasonably be expected to give rise to any claim, cost or liability under any Environmental Law.

(b) For purposes of this Agreement, the following terms shall have the following meanings: (i) ”Company Property” shall mean any real property and improvements currently owned, leased or operated by the Company or its Subsidiaries or Joint Ventures, (ii) ”Environmental Law” shall mean any Law, order or other requirement of Law, including any principle of common law, relating to the protection of human health and safety or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, coal products or byproducts polychlorinated biphenyls or any other substance listed, classified or regulated as hazardous or toxic under such Law, order or other requirement of Law and (iii) ”Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law including without limitation any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, fly ash, coal gasification or processing byproduct or waste, polychlorinated biphenyls, radioactive materials and radon.

Section 3.17. Opinion of Financial Advisor. The Board has received the opinion of Banc of America Securities LLC to the effect that, as of the date of this Agreement, the Merger Price to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.18. Board Adoption. The Board, at a meeting duly called and held, has (a) duly and validly adopted and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby (taking into account all the factors set forth in Section 7.07 of the Articles of Incorporation of the Company) and (b) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the shareholders of the Company for their approval and to recommend that the shareholders of the Company approve this Agreement, and none of the aforesaid actions by the Board has been amended, rescinded or modified.

Section 3.19. Takeover Provisions. No “moratorium,” “control share acquisition,” “fair price” or other anti-takeover Laws and regulations or anti-takeover provision of the Company’s Articles of Association or Bylaws is applicable to the Agreement, the Shares, the Merger or the other transactions contemplated by this

Agreement. The Company has (i) duly entered into an appropriate amendment to the Company Rights Agreement which amendment has been provided to Parent and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable, and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith.

Section 3.20. Real Property. (a) Except in any such case that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.20(c) of the Company Disclosure Letter contains a true and complete list of all material Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon).

(d) For purposes of this Section 3.20 only, “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (i) specified encumbrances described in Section 3.20(d) of the Company Disclosure Letter, (ii) encumbrances for current Taxes or other governmental charges not yet due and payable, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Commission Filings, (iv) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries or Joint Ventures as presently conducted, (v) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report and (vi) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

Section 3.21. Regulation as a Utility. (a) The Company is not regulated as a public utility by any state other than the State of Vermont. Section 3.21 of the Company Disclosure Letter lists each Subsidiary of the Company and each Joint Venture which is a public utility or is otherwise engaged in the regulated supply of electricity or natural gas. None of the Company, any of its Subsidiaries or Joint Ventures is subject to regulation as a public utility or public service company (or similar designation by any state in the United States or any foreign country).

(b) The Company is not a party to any agreement, arrangement or other understanding or process with any Governmental Entity with respect to the generation assets of the Company or any of its Subsidiaries that would be reasonably expected to result in the imposition by such Governmental Entity of a requirement to retire any such generation assets or the incurrence by the Company or any of its Subsidiaries of material expenditures.

Section 3.22. No Ownership of Nuclear Power Plants. None of the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station, and neither the Company nor any of its Subsidiaries is liable for decommissioning or other costs with respect to any nuclear generation station.

Section 3.23. Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2004, each of the Company and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.24. Condition of the Company’s Assets. The assets and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s and its Subsidiaries’ business in substantially the same manner as presently conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company, except as set forth in the correspondingly numbered section of the Parent Disclosure Letter, as follows:

Section 4.1. Due Organization, Good Standing and Corporate Power. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Sub has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Sub is a direct wholly-owned Subsidiary of Parent.

Section 4.2. Authorization; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized and adopted by the board of directors of each of Parent and Sub and have been duly approved by Parent as sole shareholder of Sub. Promptly following the date of this Agreement, Parent will have approved this Agreement as the sole shareholder of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the VBCA and the approval of the merger by Parent, the sole Shareholder of Sub). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or bylaws (or comparable documents) of Parent or Sub, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any domestic or foreign Law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No Consent of or to, or waiver by, any Governmental Entity which has not been received or made, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) expiration or earlier termination of the waiting period under the HSR Act, (b) the Consent of each of the VPSB and the FERC, (c) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover Laws, (d) the filing of the Articles of Merger, (e) if applicable, the notification of the transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 and (f) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Information. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders, and at the time of the Special Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Other Filings made by Parent or Sub will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

Section 4.5. Broker’s or Finder’s Fee. Except for SG Barr Devlin, a division of Société Générale and Citigroup Global Markets Inc. (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the parties hereto.

Section 4.6. Funds. Parent and Sub collectively have access to and, at the Effective Time, Parent will cause Sub to have, cash on hand in an aggregate amount sufficient to enable Parent and Sub to timely perform their obligations hereunder, including to pay in full (i) an amount equal to the Payment Fund, and (ii) all fees and expenses payable by Parent and Sub in connection with this Agreement and the transactions contemplated hereby.

Section 4.7. Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Sub, or any of their respective properties or rights which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Ownership of Shares. Other than as contemplated by this Agreement, as of the date hereof, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Access to Information Concerning Properties and Records. (a) During the period commencing on the date of this Agreement and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties and books and records of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Sub all information concerning its or its Subsidiaries’ business, financial statements, books and records, properties and personnel as Parent and Sub may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that it unreasonably disrupts the operations of the Company or its Subsidiaries.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that violates applicable Law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege to any material extent (provided that the Company shall have used reasonable best efforts to remove any such restriction).

(b) Nothing contained in this Agreement shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2. Confidentiality. Information obtained by Parent, Sub and their respective employees, counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Gaz Métro Limited Partnership, dated May 4, 2006 (the “Confidentiality Agreement”). The confidentiality terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

Section 5.3. Conduct of the Business of the Company Pending the Effective Time. (a) The Company and each of its Subsidiaries shall conduct their respective operations only in the ordinary course of business consistent with past practice and, consistent with the terms of this Agreement, use their commercially reasonable efforts to preserve intact their respective business organization, maintain in effect all existing Permits, keep available the services of their current key officers and employees as a group, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain satisfactory relationships with Governmental Entities and material suppliers, and maintain satisfactory levels of customer service quality and reliability.

(b) In addition, the Company agrees that, except as expressly required by this Agreement or as expressly set forth in the Company Disclosure Letter, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1, neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(i) make or propose any change in or amendment to (A) its Amended and Restated Articles of Incorporation or its Bylaws (or comparable governing documents) or (B) the Articles of Incorporation or Bylaws (or comparable governing documents) of any of its Subsidiaries in a way, in the case of clause (B), that would reasonably be likely to delay or impede the Company’s ability to consummate the Merger or in any way that would have any adverse effect on Parent or Sub following the Merger;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) issue or sell, pledge, dispose of, grant, transfer, encumber or authorize to issue or sell, pledge, dispose of, grant, transfer, encumber any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for grants of Shares and/or deferred stock units (“DSU”) to employees and directors in 2006 at times and in amounts consistent with past practice (and in any event such Shares and DSUs will not, in the aggregate, represent rights to more than 18,800 Shares);

(iv) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(v) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities; provided, however, that the Company may continue to quarterly declare, pay or set aside the cash dividends on the Shares at the current quarterly dividend rate of $0.28 per common share;

(vi) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries;

(vii) make or incur capital expenditures (A) in the Company’s fiscal year 2006, in excess of 110% of the amount indicated that may be spent in fiscal year 2006, as specified in Section 5.3(b)(vii) of the Company Disclosure Letter, minus the amount of all capital expenditures made or incurred in fiscal year 2006 through the date of this Agreement and (B) in any calendar quarter in subsequent fiscal years, in excess of 110% of the amount indicated that may be spent for such calendar quarter as specified in Section 5.3(b)(vii) of the Company Disclosure Letter, or other than the ordinary course of business and consistent with past practice;

(viii) acquire, make any investment in, or make any loans or capital contributions to, or acquire any assets from any Person or entity, except pursuant to capital expenditures set forth on Section 5.3(b)(viii) of the Company Disclosure Letter;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or grant rights to any of its properties or assets, except in the ordinary course of business and except for properties or assets with a fair market value not exceeding $1 million in the aggregate;

(x) terminate or amend or waive any provision of any Material Contract, other than any scheduled termination; provided that this clause (x) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(xi) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement, except for any Contract that would be a Material Contract solely based on clause (iii) of the definition of Material Contract, provided that any Contract that would be a Material Contract based on of clause (vii) of the definition of Material Contract will only be considered to be a Material Contact for purposes of this Section 5.3(b)(xi) if such Contract would be considered a Material Contract when substituting $4 million for $1 million in such definition;

(xii) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than borrowings described in the Company Disclosure Letter, or (y) make any loans or advances to any other person or entity; provided, however, that the Company and its Significant Subsidiaries may incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person as follows:

(A) Renewal or refinancing of existing indebtedness on substantially similar terms or terms more favorable to the Company;

(B) Indebtedness of the Company to or from any Significant Subsidiary provided such Indebtedness to a non-Regulated Subsidiary does not exceed $250,000;

(C) Guarantees by the Company of Indebtedness of any wholly-owned Regulated Subsidiary and by any Significant Subsidiary of Indebtedness of the Company or any other wholly-owned Regulated Subsidiary; and

(D) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness not to exceed $50 million in the aggregate and provided that the assets acquired, constructed or improved are contemplated by the capital expenditures set forth on Section 5.3(b)(xii) of the Company Disclosure Letter;

(xiii) Settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 individually or $1 million in the aggregate, or otherwise on terms involving an injunction, restraining order, declaratory relief or other non-monetary relief that would be reasonably likely to have an adverse effect on other litigations, proceedings, obligations or liabilities of the Company or its Subsidiaries;

(xiv) Grant or agree to grant to any employee, officer, director or consultant of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend or terminate any existing Employee Benefit Plans, except (x) as may be required under applicable Law, (y) as required under the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date of this Agreement and as set forth in Section 5.3(b)(xiv) of the Company Disclosure Letter, and (z) as required under employment, retention, change-of-control or similar type agreements existing as of the date hereof, or for the payment of cash bonuses to employees other than officers and directors under currently effective Employee Benefit Plans, in the ordinary course and consistent with past practice;

(xv) Make any material tax election not required by Law or settle or compromise any material tax liability, if the effect of such election, settlement or compromise would be to increase the present value of any material Tax liability;

(xvi) Other than in the ordinary course of business consistent with past practice, (x) waive any rights of substantial value or (y) cancel or forgive any indebtedness for borrowed money owed to the Company or any of its Subsidiaries;

(xvii) Except as may be required by the Commission or any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures as maintained for financial accounting purposes;

(xviii) Enter into any agreement that materially restrains, limits or impedes the Company’s or its Subsidiaries’ ability to compete with or conduct any business or line of business or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity (in the Company’s good faith interpretation) governing the Company’s or its Subsidiaries’ operations and obligations to provide safe and reliable service to customers; or

(xix) Authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

Section 5.4. Preparation of Proxy Statement; Shareholders’ Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger for purposes of obtaining the Company Requisite Vote (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”). Parent shall furnish all information concerning it, reasonably requested in writing by the Company, that is necessary in connection with the preparation of the Proxy Statement. Subject to Section 5.6, the Proxy Statement shall include the recommendation of the Board (the “Company Board Recommendation”) that its shareholders approve this Agreement and, subject to Section 5.6, the Board shall not withdraw, amend, modify or change the Company Board Recommendation in a manner adverse to Parent. The Company shall use its best efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after it is cleared by the Commission.

(b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the Commission such amendment or supplement as promptly thereafter as is practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall advise Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall use reasonable best efforts to provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement. The Company shall use reasonable best efforts to give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and Sub shall use its commercially reasonable efforts after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the Commission.

(c) The Company shall use its best efforts to take all action necessary, in accordance with and subject to the VBCA and its Articles of Association and Bylaws, to duly call, give notice of and convene and hold a special meeting of its shareholders to consider and vote upon the approval of this Agreement (such special shareholder meeting, together with any adjournments or postponements thereof, the “Special Meeting”) as promptly as practicable after the clearance by the Commission of the Proxy Statement. The Company shall include in the Proxy Statement the Company Board Recommendation and the Company shall use its best efforts to obtain the approval of the Merger and this Agreement subject only to the right to withdraw, amend, modify or change such Company Board Recommendation under the circumstances and in accordance with the procedures set forth in Section 5.6. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone the Special Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Law (unless resulting from a breach of this Agreement) is, to the extent required by Law, provided to its shareholders or adjourn the Special Meeting if there are insufficient Shares represented in person or by proxy to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting (unless resulting from a breach of this Agreement).

Section 5.5. Commercially Reasonable Efforts. (a) Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate and make effective reasonably promptly the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

(b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or Sub or any of their Subsidiaries, is discovered by the Company or Parent (in each case only with respect to it and its Subsidiaries), as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

(c) In connection with exercising its commercially reasonable efforts under this Section 5.5 or Section 5.7, no party shall be required to expend any funds to obtain the consent or approval of any Person whose consent or approval is required under any Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, and the Company shall not be permitted to make any such expenditure or any agreement, commitment or arrangement, whether written or oral, formal or informal, with respect to such consent or approval, without the consent of Parent.

Section 5.6. No Solicitation of Other Offers. (a) The Company shall, shall cause its Subsidiaries, and shall use its best efforts to cause its officers, directors and employees, and shall direct its representatives, financial advisors, attorneys, accountants, agents and other advisors and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Promptly following the date of this Agreement, the Company shall request the return or destruction of its confidential information from any Person that received confidential information from the Company or any of its officers, directors, financial advisors, attorneys, accountants, agents or other advisors and representatives since June 30, 2005 in connection with a potential acquisition of the Company and shall promptly thereafter enforce all rights it may have under any confidentiality agreement with respect to such Person.

(b) The Company shall not take, and shall cause its Subsidiaries and shall use best efforts to cause its officers, directors and employees, and shall direct its representatives, financial advisors, agents and other advisors or representatives not to take, any action to (i) solicit or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) initiate, solicit or encourage, or participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or Sub) in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company, in response to a bona fide unsolicited proposal made after the date of this Agreement that constitutes an Acquisition Proposal, may, prior to the time, but not after, the shareholders of the Company have voted on whether to approve this Agreement at the Special Meeting or any adjournment or postponement thereafter, (I) participate in discussions or negotiations with, or (II) furnish or disclose any information to, any Person (other than Parent or Sub) which makes such Acquisition Proposal if (A) in the case of clauses (I) and (II), the Board receives from the Person requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, (B) in the case of clauses (I) and (II), the Board reasonably determines in good faith, after consultation with its independent financial advisors and outside counsel, that failure to take such action, in light of the Acquisition Proposal would be a violation of its fiduciary duties under applicable Law, (C) in the case of clause (I), such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, and (D) in the case of clause (I), the Company shall have provided prompt notice to Parent of its intent to take such action, the identity of the Person making the Acquisition Proposal and the material terms and conditions of such proposal. Notwithstanding the foregoing, nothing in this Section 5.6 or any other provision of this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act or (ii) making any disclosure as, in the good faith judgment of the Board (after consultation with its outside counsel), is required under applicable Law or that the failure to make such disclosure would cause the Board to violate its fiduciary duties under applicable Law; provided that, notwithstanding the foregoing, any such action will constitute a withdrawal, change, modification, qualification or amendment of the Company Board Recommendation if it changes, withdraws, modifies, qualifies or amends the Company Board Recommendation in a manner adverse to Parent or has the substantive effect of withdrawing, changing, modifying, qualifying or amending the Company Board Recommendation in a manner adverse to Parent.

(c) The Board (or any committee thereof) shall not adopt or recommend, or propose to adopt or recommend, any Acquisition Proposal; provided, however, that notwithstanding this subsection (c) or any other provision of this Agreement, that the Board may if the Company is not in material violation of Section 5.6 (a) or (b), recommend to its shareholders an Acquisition Proposal or withdraw, change, modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent and, simultaneously with the termination of this Agreement enter into a Contract to consummate a transaction constituting a Superior Proposal if (x) the Board has received an Acquisition Proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a Superior Proposal and (y) the Company has notified Parent in writing of the terms of the Superior Proposal and of its intent to take such action, and has taken into account any revised proposal made by Parent to the Company within five (5) Business Days after delivery to Parent of such notice and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Acquisition Proposal (as the same may have been modified or amended or proposed to be modified or amended) remains a Superior Proposal.

(d) The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to a bona fide Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any material written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company also agrees to enforce the terms of any standstill agreement made in its favor.

Section 5.7. Regulatory Approvals Committee; Regulatory Filings and Approvals; Other Consents. (a) As soon as practicable after the date hereof, Parent and the Company shall establish a joint regulatory approvals committee (the “Regulatory Approvals Committee”) which shall be compromised of three nominees of Parent and three nominees of the Company. Each of the members of the Regulatory Approvals Committee may be removed, with or without cause, by the person appointing the same. Vacancies shall be filled by the person appointing the member whose departure gives rise to such vacancy. The Regulatory Approvals Committee shall be chaired by a nominee of Parent and shall have the objective of facilitating the transactions contemplated in this Agreement, integration planning and strategic development. The Regulatory Approvals Committee shall meet monthly in the Vermont or upon such other date or dates, and in such other places, as Parent and the Company may agree from time to time and may be convened by telephone, video conference or similar means. The Regulatory Approvals Committee shall make recommendations to Parent and the Company for actions to facilitate the receipt of regulatory approvals on the most advantageous practicable terms and on other matters of planning and integration the Regulatory Approvals Committee may deem appropriate. The parties agree that Parent shall have the authority to make, after consultation with the Company through the Regulatory Approvals Committee, decisions regarding the prosecution of regulatory approvals. The provisions of this Section 5.7 are subject to the provisions of Section 5.21.

(b) Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 5.4(c), each party hereto shall jointly, through the Regulatory Approvals Committee, develop a regulatory approvals plan and proceed cooperatively and in good faith to (i) take promptly all actions reasonably necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including, filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission the Notification and Report Form required under the HSR Act with respect to the Merger, (ii) comply reasonably promptly with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with attempting to resolve any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(c) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain as promptly as reasonably practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (any of the foregoing, a “Consent”) of any Governmental Entity, including the VPSB and FERC, or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by (i) promptly making all required filings or submissions to Governmental Entities and (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents. Notwithstanding the foregoing, Parent shall not be required to and shall not be required to cause any of its Subsidiaries to, and the Company and its Subsidiaries shall not, in connection with obtaining any Consents, agree or consent to any condition, provision, liability or term that, individually or in the aggregate with all other such conditions, provisions, liabilities or terms, and together with any adverse effect as compared to the Expected Outcome, would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially impair any of Parent’s expected benefits of the Merger or (iii) impair, other than in an immaterial manner, the value to Parent of any material tax attributes arising out of or related to the Merger or the financing of the Merger or the Company’s operations after the Merger.

(d) Each of the Company and Parent shall keep each other informed of any material communication (other than lawyer/client privileged material), and provide to the other copies of all correspondence between it (or its advisors) and any Antitrust Authority or any other Governmental Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and, to the extent practicable, shall consult with each other in advance of any telephone calls, meetings or conferences with, any Antitrust Authority or any other Governmental Entity and, to the extent permitted or practicable, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences; provided, however, that it is agreed that Parent shall have primary responsibility for the preparation and filing of any applications, notices, petitions or filings with any Antitrust Authority or Governmental Entity relating to this Agreement and the transactions contemplated hereby, and that the Company will not consult, discuss or correspond with such Antitrust Authority or Governmental Entity with respect to this Agreement and the transactions contemplated hereby without providing Parent with the right to participate in any such consultation, discussion or correspondence; provided, further, that the Company and its Subsidiaries shall not make any such applications, notices, petitions or filings without the prior written consent of Parent. To the extent that competitively sensitive information is provided to any Antitrust Authority by the Company, the Company shall, to the extent required by Law, withhold copies of correspondence containing such information from

Parent, limit disclosure to Parent’s outside counsel, or provide such information to Parent in a manner and form consistent with the Antitrust Laws.

Section 5.8. Changes to Rates or Charges. The Company shall, and shall cause its Subsidiaries to, obtain Parent’s written consent prior to initiating any general rate case and to consult with Parent prior to making any material changes in the Company’s or its Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date of this Agreement and to further consult with Parent prior to initiating any proceeding (or filing any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. The Company shall not amend or agree to any material change or modification to the Rate Case without consulting, and taking good faith consideration of the recommendation of, the Regulatory Approvals Committee.

Section 5.9. Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with compensation (i.e., base salary and bonus opportunities, but specifically excluding any equity-based compensation, awards and grants) and benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Employee Benefit Plans in existence on the date of this Agreement and all employment agreements entered into by the Company or adopted by the board of directors of the Company prior to the date of this Agreement. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Employee Benefit Plan or (ii) retain the employment of any particular employee. Nothing in this Section 5.9 shall be construed to limit the terms of any employment agreement entered into with any employee.

Section 5.10. Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance. (a) Parent agrees that (i) all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) as provided in any such entity’s respective charters, bylaws, indemnification and trust agreements, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time, and that (ii) any such indemnification agreements shall not be amended, repealed or otherwise modified.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (d) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred; (ii) Parent will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) At or prior to the Effective Time, Parent shall purchase for the benefit of the Surviving Corporation a “tail policy” covering a period of six (6) years after the Effective Time with respect to acts or omissions prior to the Effective Time as provided (i) by the Company’s directors’ and officers’ liability insurance policies and (ii) by the Company’s fiduciary and employee benefit policies, in each case, providing substantially the same benefits and levels of coverage as the insurance policies currently in effect and covering those Persons who are covered on the date of this Agreement by such policies, provided that in no event shall Parent be required to expend more than $1,500,000 to procure such directors’ and officers’ insurance coverage, and provided, further, that, if the cost thereof exceeds such threshold, Parent will use its reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than $1,500,000.

(d) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify all Indemnified Parties, to the extent permitted by Vermont Law, with respect to all acts and omissions arising out of such individuals’ services as officers, directors or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, Parent and the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that the Indemnified Party to whom legal and other expenses are paid provides a written undertaking, executed personally or on the Indemnified Party’s behalf, to repay to the Surviving Corporation the expenses paid if it is ultimately determined that such Person is not entitled to indemnification, and that any determination required to be made with respect to whether a Person’s conduct complies with the standards set forth under Vermont Law and the Company’s Articles of Association and Bylaws shall be made by independent counsel selected by the Surviving Corporation.

(e) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

Section 5.11. Public Announcements. Parent, Sub and the Company each agree to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to the other party for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq or otherwise in compliance with Section 5.6; provided, however, public statements may be made in the course of regulatory proceedings at the request of any Governmental Entity as necessary and as deemed reasonable by the Person making such public statement, without such prior consultation.

Section 5.12. Notification of Certain Matters. Parent and the Company shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent or, as the case may be, the Company, threatened against the Company or any of its Subsidiaries or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

Section 5.13. Sub. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.14. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.15. Termination of Dividend Reinvestment and Stock Purchase Plan and Employee Savings and Investment Plan. No later than the Closing, the Company shall terminate and not permit additional investments in the Company’s Dividend Reinvestment and Stock Purchase Plan and the Employee Savings and Investment Plan.

Section 5.16. Termination of Revolving Credit Facility. Unless the Company has obtained from Chittenden Bank a valid waiver of the provision entitled “Default – Change in Ownership” set forth in the Promissory Note between the Company, as the borrower, and Chittenden Bank, as the lender, dated August 3, 2005 (the “Note”) , to the effect that the Merger will not be deemed to constitute an “Event of Default” under the terms thereof, the Company shall, prior to the Closing, prepay in full any amounts due under the Note and shall not borrow any further funds under the Note.

Section 5.17. Corporate Offices. The Surviving Corporation shall maintain its corporate office in the northwest portion of Vermont.

Section 5.18. Community Involvement. After the Effective Time, Parent will, or will cause the Company to, make annual charitable contributions to the communities served by the Company consistent with the level of charitable contributions made by the Company as of the date hereof and otherwise maintain a level of involvement in community activities in the State of Vermont consistent with the level of community involvement and related activities carried on by the Company as of the date hereof.

Section 5.19. VELCO. Parent will, or will cause the Company to, act as an owner of VELCO in accordance with the regulatory orders and other agreements currently in effect with respect to VELCO and among the owners of VELCO.

Section 5.20. Directors and Officers. The Surviving Corporation will not to remove any Person elected to the Board of the Surviving Corporation pursuant to Section 2.4 from his or her position as a director of the Surviving Corporation, except for cause, until at least the second anniversary of the Effective Time and until his or her successor is duly qualified and elected. Parent will offer to three additional members of the Board positions as members of the board of directors of Parent or one of its Subsidiaries.

Section 5.21. Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, each of Parent, Sub and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making it illegal (collectively, an “Order”) and which is still in effect.

(c) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the HSR Act or regulations identified on Schedule 6.1(c) required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained.

(d) Required Consents. The Required Consents shall have been obtained at or prior to the Closing.

Section 6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing of the following further conditions:

(a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications or similar qualifications) and all of the other representations of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) ); provided, however, that notwithstanding the foregoing, the condition set forth in this Section 6.2(b) shall be deemed to have been satisfied even if the representations and warranties of the Company (other than Section 3.3 hereof, which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

(c) Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Required Consents. The Required Consents shall have been obtained and the Rate Case shall have been concluded at or prior to the Closing and such approvals and other actions shall have become Final Orders. The Required Consents shall not contain any conditions, provisions, liabilities or terms that would, individually or in the aggregate and together with any adverse effect as compared to the Expected Outcome, would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially impair any of the expected benefits of the Merger or (iii) impair, other than in an immaterial manner, the value to Parent of any material tax attributes arising out of or related to the Merger or the financing of the Merger or the Company’s operations after the Merger.

(e) Third-Party Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract in connection with the transactions contemplated by this Agreement.

(f) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of a competent jurisdiction is seeking an Order.

(g) No Material Adverse Effect. The Company and its Subsidiaries shall not have suffered a Company Material Adverse Effect since December 31, 2005.

(h) Dissenters’ Shares. Holders of Shares representing in excess of 10% of the outstanding Shares of the Company shall not have exercised rights of dissent under Section 13.02 of the VBCA in connection with the Merger; provided that any withdrawals of such exercise shall not be included in such 10% amount.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Performance. Each of Parent and Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Parent and Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time.

(c) Certificates. The Company shall have received certificates of each of Parent and Sub, executed by their respective Chief Executive Officer and Chief Financial Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Required Consents. The Required Consents from the VPSB shall not contain any term that is directed solely at holders of Shares and has the effect of reducing the Merger Price to be received by the holders of Shares in their capacity as such (other than as a result of Taxes) and any Required Consent that would reasonably be expected to contain such a term shall have been obtained by Final Order.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company’s shareholders:

(a) by mutual consent of the Company and Parent;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order and such Order shall have become a Final Order; provided that the party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its reasonable best efforts to challenge such Order, or

(ii) the Effective Time shall not have occurred on or prior to June 21, 2007 (such date, as it may be extended pursuant to this Section 7.1(b)(ii), the “Termination Date”); provided, however, that the Termination Date may be extended by the Company or Parent until December 21, 2007 if the conditions set forth in Section 6.1(d) shall not have been satisfied or waived but all other conditions to the Closing (other than Section 6.2(d)) shall be satisfied or shall be capable of being satisfied or by Parent if the condition set forth in Section 6.2(d) shall not have been satisfied or waived (but all other conditions to the Closing (other than Section 6.1(d)) shall be satisfied or shall be capable of being satisfied); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of any covenant, agreement or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date without regard to any extension thereof, or

(iii) the Company Requisite Vote shall not have been obtained at a duly held Special Meeting or at any adjournment or postponement thereof.

(c) by the Company, if (i) any of the representations and warranties of Parent and Sub contained in this Agreement shall fail to be true and correct in a manner that would result in the failure of the condition set forth in Section 6.3(b) or (ii) there shall be a breach by Parent or Sub of any covenant or agreement of Parent or Sub in this Agreement that would result in the failure of the condition set forth in Section 6.3(a) and, in each case (i) and (ii), which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent or (iii) prior to the time the shareholders of the Company have voted on whether to approve the Agreement, the Company shall have entered into an acquisition agreement, merger agreement or other agreement to consummate a transaction that constitutes a Superior Proposal and the Company shall simultaneously with such termination pay to Parent any fees required pursuant to Section 8.1(b).

(d) by Parent, if:

(i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in a manner that would result in the failure of the condition set forth in Section 6.2(b) or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that would result in the failure of the condition set forth in Section 6.2(a) and, in each case (i) and (ii), which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given is given by Parent to the Company;

(ii) the Board shall have withdrawn, changed, modified, qualified or amended in a manner adverse to Parent, the Company Board Recommendation or the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement, or the Board shall have recommended to its shareholders an Acquisition Proposal;

(iii) the Special Meeting does not occur by the fifth business day prior to the Termination Date;

(iv) the Company shall have willfully breached Section 5.6 hereof in any material respect; or

(v) the Company and its Subsidiaries have suffered a Company Material Adverse Effect after December 31, 2005.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Section 5.2, this Section 7.2 and Article VIII shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any prior fraud or willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Fees and Expenses. (a) Except as provided in paragraph (b) below and except as set forth in Section 5.7(a), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) In the event that (x) an Acquisition Proposal shall have been made or proposed to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated (i) by either Parent or the Company pursuant to Section 7.1(b)(iii) or (ii) by Parent pursuant to Section 7.1(d)(ii), (y) this Agreement is terminated by Parent pursuant to Section 7.1(d)(iv), or (z) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii) then the Company shall promptly, but in no event later than two days after the date of such termination (except in the case of clause (z) in which case the Initial Termination Fee shall be paid prior to termination), pay Parent an initial termination fee of $3,500,000 (the “Initial Termination Fee”) payable by wire transfer of same day funds; provided, however, that the Initial Termination Fee shall not be payable to Parent pursuant to clause (x) of this paragraph (b) unless and until within eighteen (18) months of such termination the Company or any of its Subsidiaries shall have entered into an acquisition agreement, merger agreement or other agreement (other than a confidentiality or standstill agreement) with respect to, or shall have consummated or shall have adopted or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal and, in the case of clause (x)(i), such Acquisition Proposal is from the Person that made an Acquisition Proposal prior to the termination of this Agreement, or an affiliate of such Person (a “Covered Proposal”); provided, further, that in any case in which an Initial Termination Fee is required to be paid an additional fee of $3,500,000 (the “Additional Termination Fee”) shall be paid to Parent by the Company in immediately available funds prior to the consummation of a transaction resulting from an Acquisition Proposal if such transaction is consummated within 24 months after the payment of the Initial Termination Fee (provided that in the case of a fee payable pursuant to clause (x)(i) such Acquisition Proposal is a Covered Proposal). The Company acknowledges that the agreements contained in this Section 8.1(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.1(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the “prime rate” (as announced by Citibank, N.A.) in effect on the date such payment was required to be made.

Section 8.2. Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and each of Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

Section 8.3. Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4. Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)     if to the Company, to it at:

Green Mountain Power Corporation

163 Acorn Lane

Colchester, Vermont 05446

Attention: General Counsel

Fax: (802) 655-8419

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

200 Park Avenue

New York, New York 10166

Attention: Edmond P. Murphy, Esq.

Fax: 212-309-1100

(b)    if to either Parent or Sub, to it at:

c/o Vermont Gas Systems, Inc.

85 Swift Street

P.O. Box 467

Burlington, VT 05402-0467

Attention: A. Donald Gilbert Jr. (Don)

Fax: 802-658-3926

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Joseph B. Frumkin, Esq. and

                 Eric M. Krautheimer, Esq.

Fax: 212-558-3588

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 8.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the confidentiality provisions of the Confidentiality Agreement.

Section 8.6. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.10, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Other than as may be expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

Section 8.7. Amendment and Modification. This Agreement may be amended by the Company, Parent and Sub at any time before or after any approval of this Agreement by the shareholders of the Company. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 8.8. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.10. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS, EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EXCEPT THAT THE VBCA SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE SPECIAL MEETING, IF ANY, THE AUTHORIZATION OF THE AGREEMENT BY THE BOARD, AND THE MERGER. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.4 of this Agreement. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

NORTHERN NEW ENGLAND ENERGY CORPORATION

By:	/s/ William A. Gilbert
Name: William A. Gilbert
Title: President

NORTHSTARS MERGER SUBSIDIARY CORPORATION

By:	/s/ William A. Gilbert
Name: William A. Gilbert
Title: President

GREEN MOUNTAIN POWER CORPORATION

By:	/s/ Christopher L. Dutton
Name: Christopher L. Dutton
Title: President and Chief Executive Officer